EXHIBIT 5.1

BEFUMO & SCHAEFFER, PLLC

A PROFESSIONAL FIRM WITH LAWYER & NON-LAWYER PARTNERS

P.O. Box 65873 | Washington, DC 20035 | Ph: 202-669-0619 | Email: andrew@befumolaw.com

August 20, 2018

To: Board of Directors

CocoLuv, Inc.

1390 Main Street, Ste 200

San Francisco, CA 97204

RE: Common Stock of CocoLuv, Inc., Registered on Form S-1

Dear Sirs;

We have acted as special counsel to CocoLuv, Inc. (the “Company”) for the limited purpose of rendering this opinion in connection with the Registration Statement on Form S-1 and the Prospectus included therein (collectively the “Registration Statement”) filed on or about August 27, 2018, which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the registration and proposed sale of up to 3,000,000 shares of Common Stock, par value $0.001 per share (the “Shares”), which may be sold at a price of $0.05 per share.

In our capacity as special counsel to the Company, we have reviewed instruments, documents, and records, and made such examinations of law and fact as we have deemed relevant and necessary to form the opinion hereinafter expressed, including, but not limited to: The Articles of Incorporation of the Company; the By-Laws of the Company; and documents relating to the issuance of Shares.  We have examined such documents in light of the current federal laws of the United States and Nevada law, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws. In such examinations, we have assumed the legal capacity of all natural persons, the authenticity and completeness of all instruments submitted to us as original documents, the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies, and the genuineness of all signatures contained in the records, documents, instruments, and certificates we have reviewed.

In conducting our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon and subject to the foregoing, we make the following opinion on the legality of the securities being registered. We are of the opinion that:

1.	The Company has an authorized capitalization of 200,000,000 shares of Common Stock, $0.001 par value, and no shares of Preferred Stock.

2.	The 3,000,000 shares that are being offered by the Company, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company is in accordance with the terms of the Registration Statement and after the effectiveness of the Registration Statement, and the receipt of consideration therefore in accordance with the terms of the Registration Statement, such shares will be duly and validly issued and authorized, fully paid and non-assessable.

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BEFUMO & SCHAEFFER, PLLC

A PROFESSIONAL FIRM WITH LAWYER & NON-LAWYER PARTNERS

P.O. Box 65873 | Washington, DC 20035 | Ph: 202-669-0619 | Email: andrew@befumolaw.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to this firm being named in the prospectus contained therein.  In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Regards,

Befumo & Schaeffer, PLLC

/s/ Befumo & Schaeffer, PLLC

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